Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(323) 466-0960
(408) 523-6500	bonnie@avalonir.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS RECORD SECOND QUARTER 2007 REVENUES OF $129.9 MILLION

•                  28 percent sequential revenue growth

•                  Digital Camera and DVD revenues increase 31 and 55 percent, respectively

•                  Cash and investments increased $40.7 million to $336.7 million

SUNNYVALE, Calif.  (July 23, 2007)  — Zoran Corporation (Nasdaq GS: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today reported results for its second quarter ended June 30, 2007.

Revenues for the second quarter were $129.9 million, compared to $101.7 million last quarter and $127.9 million in the second quarter of 2006.  Revenues for the second quarter of 2006 included $5.6 million received pursuant to the settlement of litigation.

The Company reported net income for the second quarter of $0.2 million, or $0.00 per diluted share, which includes charges of $12.2 million for amortization of acquired intangible assets and $4.5 million for stock-based compensation expense.  This compares with a net loss of $5.9 million, or $0.12 per share, for the previous quarter and net income of $4.8 million, or $0.09 per diluted share, for the second quarter last year.

Non-GAAP net income for the second quarter was $16.9 million, or $0.33 per diluted share.  This compares with non-GAAP net income of $9.5 million, or $0.19 per diluted share, for the previous quarter, and $14.6 million, or $0.28 per diluted share, for the same period last year.  For all periods, non-GAAP net income excludes charges related to the amortization of acquired intangible assets and stock-based compensation expense.

 “The second quarter was an exceptionally strong period for Zoran, as evidenced by the results reported today,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer.  “We achieved record revenues and record units shipped in our digital camera business, which grew 31 percent sequentially.  Our position in this market continues to strengthen as we gain market share and broaden our presence in Japan and other geographies.  Revenues also grew substantially in our DVD business, increasing 55 percent sequentially driven by robust demand for DVD players in emerging markets.  Zoran’s Imaging business also posted solid results, growing 12 percent as our customer base continued to expand.  While our DTV business did not meet our revenue growth expectations, we see continuing penetration into the LCD market.  Our overall second quarter results clearly reflect the success of our business and revenue diversification strategy.”

Recent Highlights

•                  Revenues by product line for the second quarter of 2007 were 38 percent Camera, 30 percent DVD, 17 percent Imaging, 13 percent DTV, and 2 percent other.

•                  Zoran’s COACH processor receives 2007 Frost & Sullivan Excellence in Technology of the Year Award for Digital Video & Image Processing.

•                  Zoran’s ATSC Digital Television Receiver is First to Exceed A/74 Requirement for Digital Broadcast Transition.

•                  Zoran powers Siemens’ New Gigaset Family of Terrestrial Set-top Boxes with Twin-Tuner Digital Video Recording.

•                  Zoran licenses IPS technology to HP.

Outlook

The following statements are based on our current expectations.  These statements are forward-looking, and actual results may differ materially.

The Company currently expects third quarter 2007 revenues to be in the range between $135.0 and $140.0 million, with gross margins in the range of 52 to 53 percent.  Excluding non-cash charges for amortization of acquired intangible assets and stock-based compensation expense, operating expenses are expected to be in a range of $52.0 to $53.0 million.  Non-cash charges for amortization of acquired intangible assets are expected to be approximately $9.6 million, and stock-based compensation expense is expected to be in the range of $3.5 to $4.0 million.  The Company expects to record net income for the third quarter in the range of $0.11 to $0.15 per diluted share.  Non-GAAP earnings for the quarter, which excludes the aforementioned non-cash charges, is expected to range between $0.36 and $0.41 per diluted share on approximately 52 million shares.

Zoran will provide more commentary on its second quarter results during the quarterly conference call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Zoran reports non-GAAP financial information, consisting of non-GAAP net income (loss) that excludes proceeds received as part of litigation settlements and the associated provision for income taxes, amortization of acquired  intangible assets and stock-based compensation expense.

 The Company believes that its non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations because it excludes charges that management considers to be outside of the Company’s core operating results. The Company believes that this non-GAAP net income (loss), in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective and a more meaningful understanding of the Company’s ongoing operating performance. In addition, the Company’s management uses these non-GAAP measures to review and assess the financial performance of the Company and to plan and forecast performance in future periods. The Company’s non-GAAP net income (loss) is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.

Quarterly Conference Call

Zoran Corporation has scheduled a conference call for 2:00 p.m. PT today to discuss second quarter results.  To listen to the call, please call 617-614-2702 approximately five minutes prior to the start of the call.   For those who are not available to listen to the live conference call, a replay will be available from approximately 4:00 p.m. PT on July 23, 2007, until 4:00 p.m. PT on July 30, 2007. The access number for the replay is 617-801-6888, confirmation number 59183459.  Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-

performance digital audio and video, imaging applications, and Connect Share Entertain technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements, including the chief executive officer quotation and the material presented under “Outlook,” that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements, including risks associated with: potential litigation or regulatory action related to our review of historical stock option practices and related financial restatements; the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, introductions of new products by the Company and its competitors and transitions away from older products; intense competition in multiple markets; the Company’s reliance on third parties for wafer supplies, product assembly and testing, and scalable manufacturing capacity; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s dependence on sales to large customers; fluctuations in product mix; dependence on key Company personnel; and reliance on international sales and operations, particularly operations in Israel. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed Annual Report on Form 10-K and other filings with the SEC.

Zoran, the Zoran logo, SupraHD, SupraTV, Vaddis, Quatro, APPROACH and IPS are trademarks of Zoran Corporation in the United States and/or other countries.  All other brands or names may be claimed as property of others.

###

ZORAN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Hardware product revenues	$114,508	$108,236	$201,690	$207,405
Software and other revenues	15,395	14,069	29,872	26,978
License litigation settlement revenues	—	5,624	—	35,792
Total revenues	129,903	127,929	231,562	270,175

Costs and expenses:
Cost of hardware product revenues	60,178	60,355	104,376	114,005
Research and development	29,976	25,226	54,964	49,474
Selling, general and administrative	28,414	30,109	57,007	55,010
Amortization of intangibles	12,169	12,735	24,338	25,470
Total costs and expenses	130,737	128,425	240,685	243,959

Operating income (loss)	(834)	(496)	(9,123)	26,216

Interest & other income, net	3,882	2,451	8,087	5,237
Income (loss) before income taxes	3,048	1,955	(1,036)	31,453

Provision (benefit) for income taxes	2,850	(2,824)	4,650	5,991
Net income (loss)	$198	$4,779	$(5,686)	$25,462

Basic net income (loss) per share	$0.00	$0.10	$(0.11)	$0.54
Diluted net income (loss) per share	$0.00	$0.09	$(0.11)	$0.51

Shares used to compute basic net income (loss) per share	49,600	48,461	49,527	47,341
Shares used to compute diluted net income (loss) per share	51,187	51,311	49,527	50,028

-more-

ZORAN CORPORATION

NON-GAAP ADJUSTMENTS TO NET INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007		2006		2007		2006

GAAP net income (loss)	$198		$4,779		$(5,686)		$25,462

Adjusting items to GAAP net income (loss):
Litigation settlement revenues (net)	—		(8,067)	(a)	—		(31,546)	(a)
Amortization of intangibles	12,169	(b)	12,735	(b)	24,338	(b)	25,470	(b)
Operating expenses related to stock based compensation expense	4,520	(c)	5,145	(c)	7,756	(c)	9,958	(c)

Non-GAAP net income	$16,887	(d)	$14,592	(d)	$26,408	(d)	$29,344	(d)

Non-GAAP basic net income per share	$0.34	(d)	$0.30	(d)	$0.53	(d)	$0.62	(d)
Non-GAAP diluted net income per share	$0.33	(d)	$0.28	(d)	$0.52	(d)	$0.58	(d)

Shares used to compute non-GAAP basic net income per share	49,600		48,461		49,527		47,341
Shares used to compute non-GAAP diluted net income per share	51,410		51,864		50,958		50,700

(a) This adjustment reflects the proceeds received from the settlement of a license litigation net of associated fees and estimated income taxes.  This amount is excluded by management when evaluating our core operating results as it is considered a non-recurring item which is not part of our ordinary, ongoing and customary course of operations.  (see (d) below)

(b) This adjustment reflects the amortization of intangible assets associated with the acquisitions of Oak Technology, Inc. in August 2003, Emblaze Semiconductor in July 2004 and Oren Semiconductor, Inc. in June 2005.  These acquired intangible assets are amortized over their estimated useful lives.  Such amortization expense does not impact the Company’s cash flows and is excluded by management when evaluating our core operating results.  (see (d) below)

(c) This adjustment reflects the stock-based compensation expense recorded under SFAS 123R.  The adjustment also includes additional stock based compensation expense attributable to options that were remeasured as part of the stock option review and the attributable tax implications under IRS regulation 409(A) that will be incurred by the Company.  The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.  (see (d) below)

(d) The Company believes that its non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations because it excludes charges that management considers to be outside of the Company’s core operating results. The Company believes that this non-GAAP net income (loss), in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective and a more meaningful understanding of the Company’s ongoing operating performance. In addition, the Company’s management uses these non-GAAP measures to review and assess the financial performance of the Company and to plan and forecast performance in future periods. The Company’s non-GAAP net income (loss) is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.

-more-

ZORAN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and short-term investments	$336,689	$296,229
Accounts receivable, net	49,048	42,640
Inventory	47,065	45,044
Prepaid expenses & other current assets	9,418	10,726
Total current assets	442,220	394,639

Property & equipment, net	15,612	15,673
Other assets	25,989	22,890
Intangible assets, net	217,627	243,428

Total assets	$701,448	$676,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$48,638	$33,767
Accrued expenses and other liabilities	45,960	46,082
Total current liabilities	94,598	79,849

Long term liabilities	19,721	12,784

Stockholders’ equity:
Common stock	50	49
Additional paid-in capital	817,933	807,220
Accumulated other comprehensive income	1,889	4,238
Accumulated deficit	(232,743)	(227,510)
Total stockholders’ equity	587,129	583,997

Total liabilities and stockholders’ equity	$701,448	$676,630

Contact:                      Karl Schneider, Chief Financial Officer of Zoran Corporation, 408-523-6500, or ir@zoran.com; or Bonnie McBride (Investors), 415-388-1635, or bonnie@avalonir.com Web site: http://www.zoran.com
(ZRAN)